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News
For Immediate Release

El Paso Merchant Energy Closes Sale of Two Power Plants

HOUSTON, TEXAS, July 21, 2004-El Paso Merchant Energy, a business unit of El Paso Corporation (NYSE:EP), today announced that on Monday,
July 19, it closed the sale of two domestic power generation facilities to Northern Star Generation, LLC for approximately $97.4 million.

El Paso has now closed six of the 25 domestic power plants that the company announced in January it had agreed to sell to Northern Star Generation, LLC. With the close of these six power plants, El Paso has received approximately $323.4 million and eliminated approximately $39 million of non-recourse debt. Additional closings on the remainder of the power plants are expected throughout the third quarter of 2004.

These sales support El Paso's long-range plan to reduce the company's debt, net of cash, to approximately $15 billion by year-end 2005. El Paso had targeted asset sales within the range of $3.3 billion to $3.9 billion by the end of 2005, and to date the company has announced or closed approximately $3.5 billion of asset sales.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America's largest natural gas pipeline system and one of North
America's largest independent natural gas producers. For more information, visit www.elpaso.com.

Northern Star Generation, LLC, is owned equally by AIG Highstar Generation LLC and by the Ontario Teachers Pension Plan Board through its subsidiary OTPPB US Power LLC. AIG Highstar Generation LLC is owned by AIG Highstar Capital II, L.P. and other co-investors. AIG Highstar Capital II, L.P. is a private equity fund sponsored by AIG Global Investment Group.

Editor's Note:

The   table   below  lists  the  power  plants  included  in   today's
announcement.

  Plant           Location         Total Megawatts      EP Ownership %
----------     ---------------     ---------------      --------------
Orange         Bartow, Florida           104                50.00%
Polk Power     Bartow, Florida           114                46.25%

Cautionary Statement Regarding Forward-Looking Statements
---------------------------------------------------------
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to implement and achieve our objectives in the long-range plan; our ability to close our announced asset sales on a timely basis; the uncertainties associated with governmental regulation; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Media Relations
Kim Wallace, Manager
Office:  (713) 420-6330
Fax:     (713) 420-6341